Exhibit 10.8

TERM SHEET

(Corrected as of 5/13/15)

EXECUTIVE DUTIES AND COMPENSATION

The following sets forth the compensation of and duties to be performed by Boles Pegues following the merger of Keystone Bancshares, Inc. with River Financial Corporation, pursuant to the Agreement and Plan of Merger dated as of May 13, 2015.

Title:	Executive Vice President, River Bank & Trust

Duties:	Primarily responsible for the day-to-day operations of the Lee County, Alabama presence of the companies. The Executive Vice President will serve on the Executive Committee of the companies and otherwise perform the duties and exercise the powers of said office consistent with the Bylaws of the companies.

Compensation:	Annual Base Salary: $155,000

Merger Integration Payment: $155,000 (paid at closing of Merger)

Stock Options: 15,000 shares of River Financial Common Stock granted promptly after closing of Merger

Assumption of Existing Benefit Plans: Without limiting River’s assumption of Keystone contracts generally, River will assume, at Closing, Boles Pegues’ Supplemental Executive Retirement Plans (SERP) and Split-Dollar Life Insurance Agreement and, at Boles Pegues’ option, establish a Rabbi Trust for the SERP for the benefit of, and on terms acceptable to, Boles Pegues.

Other Plans: Participation in other incentive programs at a level below that of the CEO and participation in all employee benefit and compensation plans and programs available to all River employees generally.

Taxes: Payment of any excise or similar taxes assessed on Boles Pegues as a result of the payment of any and all of the foregoing compensation.

Other:	Change in Control Agreement: A Change in Control Agreement on terms substantially similar to Kenneth Givens’ Change in Control Agreement. Upon execution of the Change in Control Agreement, Boles Pegues agrees to waive his rights under his Employment Agreement with Keystone.

The foregoing sets forth the compensation and duties of Executive only and does not represent an employment contract. Executive is an employee at will.

Done this 13th day of May, 2015.

/s/ Boles Pegues
Boles Pegues

RIVER FINANCIAL CORPORATION

BY:	/s/ Jimmy Stubbs
Name: Jimmy Stubbs,
Chief Executive Officer

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